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                                                               EXHIBIT 28(H)(7)

                                    FORM OF
                             CONSULTING AGREEMENT

   This Consulting Agreement ("Agreement") executed as of April 30, 2011, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and VANGUARD GROUP INC. a Pennsylvania corporation ("Vanguard"). As a matter of administrative convenience, this Agreement is entered into by and between Vanguard and the Adviser with respect to multiple Funds of the Lincoln Variable Insurance Products Trust (the "Trust"), which is a registered investment company registered under the Investment Company Act of 1940, as amended and is listed in Schedule A hereto (each referred to herein as the "Fund" or collectively as the "Funds"). Nevertheless, this Agreement shall be construed to constitute a separate Agreement on behalf of each such Fund.

   WHEREAS, the Adviser desires to appoint Vanguard to provide the services described herein to the Adviser in respect of the Funds; and

   WHEREAS, Vanguard is willing to serve the Adviser in such capacity;

   NOW THEREFORE, in consideration of the mutual covenants and for the mutual consideration contained herein, the parties agree as follows:

1. APPOINTMENT OF VANGUARD.

   Vanguard agrees to provide the services described in Section 2 below in connection with the Adviser's management of the Funds, subject to the supervision of the Board of Trustees of the Trust and the direction and control of the Adviser. Vanguard will be an independent contractor and will have no authority to act for or represent the Trust, Funds,or Advisor in any way except as expressly authorized in this Agreement or another writing by the Trust, Funds, and Adviser.

2. SERVICES TO BE RENDERED BY VANGUARD TO THE ADVISER.

   (a) Vanguard will provide the Adviser the following information and services as may be requested by the Adviser from time to time: (i) information about each underlying Vanguard fund available for investment by each Fund in order to facilitate Advisor's evaluation of its merits and understand its risk and return profile; provided, however, that data will be available no sooner than 30 days following the end of the quarter which the data covers and Vanguard is not required to disclose non-public information, (ii) background on construction methodology for the underlying funds, (iii) fund fact sheets containing: performance charts and graphs, research publications, and text relating to each underlying fund for Adviser's use with sales representatives and financial advisers, (iv) upon reasonable request of the Adviser, attend internal and external sales meetings to provide information about Vanguard and its investment process; provided, however, that Vanguard may, in its sole

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discretion, determine the appropriate personnel to attend, (v) investment commentary discussing: performance attribution andcontribution reporting relating to the underlying funds including performance relative to a benchmark and written performance commentary discussing underlying fund performance and a summary of broader capital market events, and (vi) upon reasonable request of the Adviser, attend Board of Trustee meetings of the Trust to provide information related to Vanguard's services to the Adviser; provided, however, that Vanguard may, in its sole discretion, determine the appropriate personnel to attend.

   (b) Vanguard, at its expense, will furnish all necessary investment, administrative, and management staff (including salaries of personnel), facilities, and equipment necessary for it to execute its obligations under this Agreement.

   (c) Notwithstanding any requirements of this Agreement, nothing herein shall be construed to require Vanguard to disclose any non-public information about Vanguard or the Vanguard funds.

3. NO DISCRETION

   Vanguard and the Adviser acknowledge and agree that Vanguard is not providing discretionary investment advice to the Adviser or the Funds, has no authority with respect to the Funds, and the Adviser is solely responsible for the implementation of the Funds' investment program.

4. NON-EXCLUSIVE RELATIONSHIP.

   The services provided by Vanguard under this Agreement are not to be deemed exclusive, and Vanguard shall be free to render similar or different services to others. The advice given and actions taken with respect to other clients, and Vanguard's own investment decisions, may be similar to or different from advice given with respect to the Adviser.

5. COMPENSATION.

   No compensation shall be paid under this Agreement.

6. REPRESENTATIONS.

   (a) Representations of the Adviser. The Adviser represents, warrants and
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agrees that the Adviser (i) is registered as an investment adviser under the
Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement ; and (v) will promptly notify Vanguard of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

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   (b) Representations of Vanguard. Vanguard represents, warrants and agrees as
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   follows: Vanguard (i) is registered as an investment adviser under the
Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement ; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify
Vanguard from serving as an investment adviser pursuant to the Advisers Act.

7. TERM, TERMINATION AND ASSIGNMENT.

   This Agreement will operate on a continuous basis until terminated by either party with sixty (60) days' prior written notice to the other party. This Agreement shall automatically terminate in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason. Neither party shall assign this agreement without the prior written consent of the other party.

8. LIABILITY OF VANGUARD.

   Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of Vanguard, or reckless disregard of its obligations and duties hereunder, neither Vanguard nor its officers, directors, employees or agents shall be subject to any liability to the Adviser, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9. CONFIDENTIAL INFORMATION

   (a) The parties will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the disclosing party, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

   (b) Notwithstanding the foregoing, Vanguard shall not disclose to any third party the "non-public portfolio holdings" of the Funds, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Vanguard to keep such information confidential and to not engage in trading based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information.

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11.USE OF VANGUARD NAME

   (a) The Adviser may use Vanguard's name in reference to the services provided by Vanguard to the Adviser only with the prior written consent of Vanguard or its delegate. The Adviser shall furnish to Vanguard, prior to its use, each piece of advertising, supplemental sales literature or other promotional materials in which Vanguard or any of its affiliates is named. Vanguard agrees to respond to any request for approval on a prompt and timely basis, and Adviser agrees to make any changes to the materials that Vanguard identifies relating to the Vanguard name prior to use. Failure by Vanguard to respond within ten (10) calendar days to the Adviser shall relieve the Adviser of the obligation to obtain the prior written permission of Vanguard.

   (b) Vanguard may withdraw authorization for the use of its name or marks upon 60 days' written notice to the Adviser, and the Adviser shall take reasonable steps to thereafter cease use of the name except for the purpose of satisfying disclosure requirements or otherwise as required by law; provided, however, that if Vanguard withdraws authorization for the use of its name or marks because it determines, in its sole discretion, that continued use would have a material adverse effect on the reputation of Vanguard or dilute the value of its name or marks, then Adviser shall immediately cease such use.

   (c) Vanguard may identify the Adviser as a Vanguard client in response to relevant inquiries relating to potential conflicts of interest from clients of other Vanguard services.

   (d) Adviser bears sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of FINRA Conduct Rule 2210 and any successor or similar rule, if and to the extent applicable.

   (e) Vanguard retains all right, title, and interest to its marks, trademarks, trade names, service marks, names, and any copyrighted material.

12.GOVERNING LAW.

   This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

13.SEVERABILITY/INTERPRETATION.

   If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement

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shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; however, neither party may assign this Agreement without the express written consent of the other party. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.NOTICES.

   Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

    (a)If to Vanguard:

       The Vanguard Group, Inc.
       100 Vanguard Boulevard, 236
       Malvern, PA 19355
       Attention: Principal, Financial Advisor Services Operations Fax No.: (610) 503-1154

    Copy to:  The Vanguard Group, Inc.
    -------
              Legal Department, V26
              100 Vanguard Blvd.
              Malvern, PA 19355
              Attention: Intermediary Agreements
              Fax No.: (610) 503-5737

    (b)If to the Adviser:

    Lincoln Investment Advisors Corporation
    One Granite Place
    Concord, NH 03301
    Attn: Craig Moreshead

   IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                        LINCOLN INVESTMENT ADVISORS CORPORATION

                                        ---------------------
                                        Name: Daniel R. Hayes
                                        Title: President

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                                          VANGUARD GROUP, INC.

                                          --------------------
                                          Name:
                                          Title:  Principal

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                                  SCHEDULE A
                     FUNDS SUBJECT TO CONSULTING AGREEMENT

LVIP VANGUARD INTERNATIONAL EQUITY ETF FUND
LVIP VANGUARD DOMESTIC EQUITY ETF FUND
LVIP TOTAL BOND FUND

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